Exhibit (d)(18)

INVESTMENT ADVISORY AGREEMENT

AGREEMENT, dated as of December 2, 2005, by and between AXA Equitable Life Insurance Company, Inc., a New York stock life insurance corporation (“AXA Equitable” or the “Manager”), and Fund Asset Management, L.P. a Delaware limited partnership (the “Adviser”).

WHEREAS, the Trust is and will continue to be a series fund having two or more investment portfolios, each with its own investment objectives, policies and restrictions;

WHEREAS, AXA Equitable is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”) and is the investment manager to the Trust;

WHEREAS, the Manager has entered into an Investment Management Agreement dated May 6, 2005 with AXA Enterprise Funds Trust (“Trust”) an investment company registered under the Investment Company Act of 1940, as amended (“Investment Company Act”);

WHEREAS, the Adviser is registered as an investment adviser under the Advisers Act;

WHEREAS, the Board of Trustees of the Trust desire to retain the Adviser to render investment advisory and other services to the AXA Enterprise Short Duration Bond Fund (“Portfolio”), a series of the Trust, in the manner and on the terms hereinafter set forth;

WHEREAS, the Manager has the authority under the Investment Management Agreement with the Trust to select and retain advisers for each Portfolio of the Trust;

WHEREAS, the Investment Company Act prohibits any person from acting as an investment adviser to a registered investment company except pursuant to a written contract (the “Agreement”); and

NOW, THEREFORE, in consideration of the promises and covenants hereinafter contained, AXA Equitable and the Adviser agree as follows:

1.	APPOINTMENT OF ADVISER

The Manager hereby appoints the Adviser to act as investment adviser to the Portfolio and to furnish the investment advisory services described below, subject to the supervision the Trustees of the Trust and the terms and conditions of this Agreement. The Adviser will be an independent contractor and will have no authority to act for or represent the Trust or Manager in any way or otherwise be deemed an agent of the Trust or Manager except as expressly authorized in this Agreement or another writing by the Trust, Manager and the Adviser.

2.	ACCEPTANCE OF APPOINTMENT

The Adviser accepts that appointment for the period and on the terms and conditions set forth in this Agreement, and agrees to render the services herein set forth, for the compensation herein provided.

The assets of the Portfolio will be maintained in the custody of a custodian, who shall be identified by the Manager in writing (the “Custodian”). The Adviser will not have custody of any securities, cash or other assets of the Portfolio and will not be liable for any loss resulting from any act or omission of the custodian. The Adviser and its affiliates shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust or Manager in any way or otherwise be deemed an agent of the Trust or Manager.

3.	SERVICES TO BE RENDERED BY THE ADVISER TO THE TRUST

A. The Adviser will manage the investment and reinvestment of the assets of the Portfolio and determine the composition of the assets of the Portfolio, subject always to the direction and control of the Trustees of the Trust and the Manager and in accordance with the provisions of the Trust’s registration statement, as amended from time to time. In fulfilling its obligations to manage the investment and reinvestment of the assets of the Portfolio, the Adviser will:

(i) furnish investment research and advice and formulate and implement a continuous investment program for the Portfolio consistent with the investment objectives, policies and restrictions of each Portfolio as stated in the Trust’s Agreement and Declaration of Trust, By-Laws, and such Portfolio’s currently effective Prospectus and Statement of Additional Information (“SAI”) as amended from time to time and provided to the Adviser pursuant to Section 3.B. of this Agreement;

(ii) take whatever steps are necessary to implement the investment program for each Portfolio by the purchase, sale and exchange of securities and other investments, including cash, authorized under the Trust’s Agreement and Declaration of Trust, By-Laws, and such Portfolio’s currently effective Prospectus and SAI and provided to the Adviser pursuant to Section 2.B of this Agreement, including the placing of orders for such purchases, sales and exchanges for the account of the Trust on behalf of the Portfolio with such brokers and dealers as the Manager or the Adviser shall have selected; to this end, the Adviser is expressly authorized as the agent of the Trust on behalf of the Portfolio to give instructions to the Custodian of the Trust as to deliveries of securities and payments of cash for the account of the Trust on behalf of the Portfolio;

(iii) regularly report to the Trustees of the Trust and the Manager with respect to the implementation of the investment program and, in addition, will provide such statistical information and special reports concerning the Portfolio and/or important developments materially affecting the investments held, or contemplated to be purchased, by the Portfolio, as may reasonably be requested by the Manager or the Trustees of the Trust, and will attend Board of Trustees’ Meetings, as reasonably requested, to present such information and reports to the Board;

(iv) provide determinations of the fair value of certain portfolio securities when market quotations are not readily available for the purpose of calculating the Portfolio’s net asset value in accordance with Procedures and methods established by the Trustees of the Trust; and

(v) establish appropriate interfaces with the Trust’s administrator and Manager in order to provide such administrator and Manager with all information reasonably requested by the administrator and Manager necessary to the provision of the Adviser’s services hereunder to the Portfolio.

B. To facilitate the Adviser’s fulfillment of its obligations under this Agreement, the Manager will undertake the following:

(i) the Manager agrees promptly to provide the Adviser with all amendments or supplements to the Portfolio’s Prospectus, SAI, the Trust’s registration statement on Form N-1A (“Registration Statement”), the Trust’s Agreement and Declaration of Trust, and By-Laws;

(ii) the Manager agrees, on an ongoing basis, to notify the Adviser expressly in writing of each change in the fundamental and nonfundamental investment policies of the Portfolio;

(iii) the Manager agrees to provide or cause to be provided to the Adviser with such assistance as may be reasonably requested by the Adviser in connection with its activities pertaining to the Portfolio under this Agreement, including, without limitation, information as to the general condition of the Portfolio’s affairs; and

(iv) the Manager will promptly provide the Adviser with any guidelines and procedures applicable to the Adviser or the Portfolio adopted from time to time by the Board of Trustees of the Trust and agrees to promptly provide the Adviser copies of all amendments thereto.

C. The Adviser, at its expense, will furnish: all necessary investment and management facilities, overhead expenses and investment personnel, including salaries, expenses and fees of any personnel required for it to faithfully perform its duties under this Agreement.

D. In furnishing services hereunder, the Adviser will not consult with any other adviser to (i) the Portfolio, (ii) any other Portfolio of the Trust, or (iii) any other investment company under common control with the Trust concerning transactions of the Portfolio in securities or other assets. Notwithstanding anything herein to the contrary, the provisions of this section 3.D. shall not be deemed to prohibit the Adviser from (i) consulting with any of its affiliated persons concerning transactions in securities of other assets or (ii) consulting with any of the other covered advisers concerning compliance with paragraphs (a) and (b) of Rule 12d3-1 under the Investment Company Act.

E. The Adviser will select brokers and dealers to effect all portfolio transactions subject to the conditions set forth herein. The Adviser will place all necessary orders with brokers, dealers, or issuers. The Adviser is directed at all times to seek to execute brokerage transactions for ache Portfolio in accordance with such policies or practices as may be established by the Board of Trustees and described in the Trust’s currently effective Prospectus and SAI, as amended from time to time and provided to the Adviser pursuant to Section 3.B. of this Agreement, including in particular policies and procedures in accordance with Section 17(e) and Rule 17e-1 under the Investment Company Act. In placing orders for the purchase or sale of investments for the Portfolio, in the name of the Trust on behalf of the Portfolio or its nominees, the Adviser shall use its best efforts to obtain for the Portfolio the most favorable net price and best execution available, considering all of the circumstances, and shall maintain records adequate to demonstrate compliance with this requirement.

Subject to the appropriate policies and procedures approved by the Board of Trustees, the Adviser may, to the extent authorized by Section 28(e) of the Securities Exchange Act of 1934, cause each Portfolio to pay a broker or dealer that provides brokerage or research services to the Manager, the Adviser, and the Portfolio an amount of commission for effecting a portfolio transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Adviser determines, in good faith, that such amount of commission is reasonable in relation to the value of such brokerage or research services provided viewed in terms of that particular transaction or the Adviser’s overall responsibilities to the Portfolio or its other advisory clients. To the extent authorized by said Section 28(e) and the Trust’s Board of Trustees, the Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of such action. Subject to seeking best execution, the Board of Trustees or the Manager may direct the Adviser to effect transactions in portfolio securities through broker-dealers in a manner that will help generate resources to pay the cost of certain expenses that the Trust is required to pay or for which the Trust is required to arrange payment.

F. On occasions when the Adviser deems the purchase or sale of a security to be in the best interest of the Portfolio as well as other clients of the Adviser, the Adviser to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser in the manner the Adviser considers to be the most equitable and consistent with its fiduciary obligations to the Portfolio and to its other clients.

G. The Adviser will maintain all accounts, books and records generated by it with respect to the Portfolio as are required of an investment adviser of a registered investment company pursuant to the Investment Company Act and Advisers Act and the rules thereunder and shall file with the Securities and Exchange Commission (“SEC”) all forms required pursuant to Section 13 of the Securities Exchange Act of 1934 with respect to its duties as are set forth herein.

H. The Adviser will, unless and until otherwise directed by the Manager or the Board of Trustees, exercise all rights of securities holders with respect to securities held by the Portfolio, including, but not limited to: voting proxies, converting, tendering, exchanging or redeeming securities; and exercising rights in the context of a bankruptcy or other reorganization. The Adviser shall not incur any liability to the Trust by reason of any exercise of, or failure to exercise, any such discretion. Further, the Adviser shall not incur any liability for any failure arising from an act or omission of a person other than the Adviser.

I. Notwithstanding anything on the contrary herein, the Adviser shall have no power, authority, responsibility, or obligation hereunder to take any action with regard to any claim or potential claim in any bankruptcy proceedings, class action securities litigation, or other litigation or proceeding affecting securities held at any time in the Portfolio, including, without limitation, to file proofs of claim or other documents related to such proceedings (the “Litigation”), or to investigate, initiate, supervise or monitor the Litigation involving Account assets, and the Manager acknowledges and agrees that no such power, authority, responsibility or obligation is delegated hereunder. Nevertheless, the Adviser agrees that it will assist and use its best efforts to provide the Manager with any and all documentation or information relating to the Litigation as may be reasonably requested by the Manager.

4.	COMPENSATION OF ADVISER

The Manager will pay the Adviser, with respect to each Portfolio, the compensation specified in Appendix A to this Agreement. Payments shall be made to the Adviser on or about the fifth day of each month for the preceding month or portion thereof; however, this advisory fee will be calculated on the average daily value of each Portfolio’s assets, as calculated in accordance with the computation of net asset value included in the Trust’s Registration Statement, and accrued on a daily basis. In the event the calculation of any Portfolio’s net asset value is suspended, the net asset value used for any day will be that for the last business day prior to such suspension until net asset value calculations are resumed.

5.	LIABILITY OF ADVISER

Neither the Adviser nor any of its directors, officers, or employees shall be liable to the Manager or the Trust for any loss suffered by the Manager or the Trust resulting from its acts or omissions as Adviser to a Portfolio, except for losses to the Manager or the Trust resulting from willful misconduct, bad faith, or gross negligence in the performance of, or from reckless disregard of, the duties hereunder of the Adviser or any of its directors, officers or employees.

The Adviser, its directors, officers or employees shall not be liable to the Manager or the Trust for any loss suffered as a consequence of any action or inaction of other services providers to Trust in failing to observe the instructions of the Adviser, unless such action or inaction of such other service providers to the Trust is a result of the willful misconduct, bad faith or gross negligence in the performance of, or from reckless disregard of, the duties of the Adviser, its directors, officers or employees under this Agreement.

6.	INDEMNIFICATIONS

A. The Manager shall indemnify the Adviser and its controlling persons, officers, directors, employees, agents, legal representatives and Persons controlled by it (which shall not include the Trust or any Portfolio) (collectively, “Adviser Related Persons”) to the fullest extent permitted by law against any and all loss, damage, judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees (collectively “Losses”), incurred by the Adviser or Adviser Related Persons arising from or in connection with this Agreement or the performance by the Adviser or Adviser Related Persons of its or their duties hereunder so long as such Losses arise out of the Manager’s gross negligence, willful misconduct or bad faith, in performing its responsibilities hereunder or under its agreements with the Trust or the gross negligence, willful misconduct or bad faith of any companies affiliated with the Manager that provide services to the Trust, including, without limitation, such Losses arising under any applicable law or that may be based upon any untrue statement of a material fact contained in the Trust’s Registration Statement, or any amendment thereof or any supplement thereto, or the omission to state therein a material fact known or which should have been known and was required to be stated therein or necessary to make the statements therein not misleading, unless such statement or omission was made in reasonable reliance upon written information furnished to the Manager or the Trust by the Adviser or an Adviser Related Person specifically for inclusion in the Registration Statement or any amendment or supplement thereto, except to the extent any such Losses referred to in this paragraph (i.e., paragraph A.) result from willful misfeasance, bad faith, gross negligence or reckless disregard on the part of the Adviser or an Adviser Related Person in the performance of any of its duties under, or in connection with, this Agreement.

B. The Adviser shall indemnify the Manager and its controlling persons, officers, directors, employees, agents, legal representatives and Persons controlled by it (which shall not include the Trust or any Portfolio) (collectively, “Manager Related Persons”) to the fullest extent permitted by law against any and all Losses incurred by the Manager or Manager Related Persons arising from or in connection with this Agreement or the performance by the Manager or Manager Related Persons of its or their duties hereunder so long as such Losses arise out of the Adviser’s gross negligence, willful misconduct or bad faith in performing its responsibilities hereunder, including without limitation, such Losses arising under any applicable law or that may be based upon any untrue statement of a material fact contained in the Trust’s Registration Statement, or any amendment thereof or any supplement thereto, or the omission to state therein a material fact known or which should have been known and was required to be stated therein or necessary to make the statements therein not misleading, in any case only to the extent that such statement or omission was made in reasonable reliance upon written information furnished by the Adviser or Adviser Related Person to the Manager or the Trust specifically for inclusion in the Registration Statement or any amendment or supplement thereto, except to the extent any such Losses referred to in this paragraph (i.e., paragraph B.) result from willful misfeasance, bad faith, gross negligence or reckless disregard on the part of the Manager or Manager Related Person in the performance of any of its duties under, or in connection with, this Agreement.

C. The indemnifications provided in this Section 5 shall survive the termination of this Agreement.

7.	REPRESENTATIONS OF THE MANAGER

The Manager represents, warrants and agrees that:

A. The Manager has been duly authorized by the Board of Trustees of the Trust to delegate to the Adviser the provision of investment advisory services to the Portfolio as contemplated hereby.

B. The Manager has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the Investment Company Act and will provide the Adviser with a copy of such code of ethics.

C. The Manager is currently in compliance and shall at all times continue to comply with the requirements imposed upon the Manager by applicable law and regulations.

D. The Manager (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered so long as this Agreement remains in effect; (ii) is not prohibited by the Investment Company Act, the Advisers Act or other law, regulation or oder from performing the services contemplated by this Agreement; (iii) to the best of its knowledge, has met and will seek to continue to meet for so long as this Agreement is in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify the Adviser of any occurrence of any event that would disqualify the Manager from serving as investment manager or an investment company pursuant to Section 9(a) of the Investment Company Act or otherwise. The Manager will also promptly notify the Adviser if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Portfolio, provided, however, that routine regulatory examinations shall not be required to be reported by this provision.

8.	REPRESENTATIONS OF THE ADVISER

The Adviser represents, warrants and agrees as follows:

A. The Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the Investment Company Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify the Manager of the occurrence of any event that would disqualify the Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the Investment Company Act or otherwise. The Adviser will also promptly notify the Portfolio and the Manager if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, that would have a material impact upon the Adviser’s ability to perform its duties under this Agreement with respect to the Portfolio, provided, however, that routine regulatory examinations shall not be required to be reported by this provision.

B. The Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the Investment Company Act and Rule 204A-1 under the Advisers Act and will provide the Manager and the Board with a copy of such code of ethics, together with evidence of its adoption. Within forty-five days of the end of the last calendar quarter of each year that this Agreement is in effect, and as otherwise requested, the president, Chief Operating Officer or a vice president of the Adviser shall certify to the Manager that the Adviser has complied with the requirements of Rule 17j-1 and Rule 204A-1 during the previous year and that there has been no material violation of the Adviser’s code of ethics or, if such a material violation has occurred, that appropriate action was taken in response to such violation. Upon the written request of the Manager, the Adviser shall permit the Manager, its employees or its agents to examine the reports required to be made by the Adviser by Rule 17j-1(c)(1) and Rule 204A-1(b) and all other records relevant to the Adviser’s code of ethics.

C. The Adviser has provided the Trust and the Manager with a copy of its Form ADV, which as of the date of this Agreement is its Form ADV as most recently filed with the SEC and promptly will furnish a copy of all amendments to the Trust and the Manager, at least annually. Such amendments shall reflect all changes in the Adviser’s organizational structure, professional staff or other significant developments affecting the Adviser, as required by the Advisers Act.

D. The Adviser will notify the Trust and the Manager of any assignment of this Agreement or change of control of the Adviser, as applicable, and any changes in the key personnel who are either the portfolio manager(s) of the Portfolio or senior management of the Adviser, in each case prior to or promptly after, such change. In addition, the Adviser is a limited partnership whose general partner is Princeton Services, Inc. and whose limited partner is Merrill Lynch & Co., Inc. The Adviser will notify the Manager and the Trust of any change in the membership of the partnership within a reasonable time after such change. The Adviser agrees to bear all reasonable expenses of the Trust in connection with notices to shareholders, if any, arising out of an assignment or change in control.

E. The Adviser agrees to maintain an appropriate level of errors and omissions or professional liability insurance coverage.

F. The Adviser agrees that neither it, nor any of its affiliates, will knowingly in any way refer directly or indirectly to its relationship with the Trust, the Portfolio, the Manager or any of the respective affiliates in offering, marketing or other promotional materials without the express written consent of the Manager, except as required by rule, regulation or upon the request of a governmental authority. However, the Adviser may use the performance of the Portfolio in its composite performance reports without the Manager’s prior consent.

9.	NON-EXCLUSIVITY

The services of the Adviser to the Portfolio and the Trust are not to be deemed to be exclusive, and the Adviser shall be free to render investment advisory or other services to others (including other investment companies) and to engage in other activities. It is understood and agreed that the directors, officers, and employees of the Adviser are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors, trustees, or employees of any other firm or corporation, including other investment companies.

10.	SUPPLEMENTAL ARRANGEMENTS

The Adviser may enter into arrangements with other persons affiliated with the Adviser for the provision of certain personnel and facilities to the Adviser to better enable it to fulfill its duties and obligations under this Agreement. As used in this Agreement, any reference to the “Adviser’ refers also to such affiliate.

11.	REGULATION

The Adviser shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports, or other material which any such body by reason of this Agreement may request or require pursuant to applicable laws and regulations.

12.	RECORDS

The records relating to the services provided under this Agreement shall be the property of the Trust and shall be under its control; however, the Trust shall furnish to the Adviser such records and permit it to retain such records (either in original or in duplicate form) as it shall reasonably require in order to carry out its duties. In the event of the termination of this Agreement, such records shall promptly be returned to the Trust by the Adviser, free from any claim or retention of rights therein. The Adviser shall keep confidential any information obtained in connection with its duties hereunder and disclose such information only if the Trust has authorized such disclosure or if such disclosure is expressly required or requested by applicable federal, or state regulatory authorities, or otherwise required by law.

13.	DURATION OF AGREEMENT

This Agreement shall become effective upon the date first above written, provided that this Agreement shall not take effect unless it has first been approved: (i) by a vote of a majority of those trustees of the Trust who are ot “interested persons” as defined in the Investment Company Act) of any party to this Agreement (“Independent Trustees”), cast in person at a meeting called for the purpose of voting on such approval, or (ii) by vote of a majority of the Portfolio’s outstanding securities. This Agreement shall continue in effect for a period of more than two (2) years from the date of its execution only so long as such continuance is specifically approved at least annually by the Board of Trustees provided that in such event such continuance shall also be approved by the vote of a majority of the Independent Trustees cast in person at a meeting called for the purpose of voting on such approval.

14.	TERMINATION OF AGREEMENT

This Agreement may be terminated at any time, without the payment of any penalty, by the Manager at the direction of the Board of Trustees, including a majority of the Independent Trustees, by the vote of a majority of the outstanding voting securities of the Portfolio, on sixty (60) day’s written notice to the Manager and the Adviser, or by the Manager or Adviser on sixty (60) day’s written notice to the Trust and the other party. This Agreement will automatically terminate, without the payment of any penalty, in the event of its assignment (as defined in the Investment Company Act) or in the event the Investment Management Agreement between the Manager and the Trust is assigned or terminates for any other reason. This Agreement will also terminate upon written notice to the other party that the other party is in material breach of this Agreement, unless the other party in material breach of this Agreement cures such breach to the reasonable satisfaction of the party alleging the breach within thirty (30) days after written notice.

15.	USE OF ADVISER’S NAME

The Manager will not use the Adviser’s name (or that of any affiliate) in Trust literature without prior review and approval by the Adviser, which may not be unreasonably withheld or delayed.

16.	AMENDMENTS TO THE AGREEMENT

Except to the extent permitted by the Investment Company Act or the rules or regulations thereunder or pursuant to any exemptive relief granted by the SEC, this Agreement may be amended by the parties only if such amendment, if material, is specifically approved by the vote of a majority of the outstanding voting securities of the Portfolio (unless such approval is not required by Section 15 of the Investment Company Act as interpreted by the SEC or its staff or the Trust has obtained an exemption from the voting requirements of Section 15) and by the vote of a majority of the Independent Trustees cast in person at a meeting called for the purpose of voting on such approval. The required shareholder approval shall be effective with respect to the Portfolio if a majority of the outstanding voting securities of the Portfolio vote to approve the amendment, notwithstanding that the amendment may not have been approved by a majority of the outstanding voting securities of any other portfolio affected by the amendment or all the portfolios of the Trust.

17.	ENTIRE AGREEMENT

This Agreement contains the entire understanding and agreement of the parties with respect to the Portfolios listed in Appendix A.

18.	HEADINGS

The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

19.	NOTICES

All notices required to be given pursuant to this Agreement shall be delivered or mailed to the last known business address of each applicable party in person or by registered mail or a private mail or delivery service providing the sender with notice of receipt. The specific person to whom notice shall be provided with respect to the Adviser shall be the General Counsel, and with respect to the Manager shall be Steven M. Joenk, Senior Vice President, unless another person is specified in writing to the other party. Notice shall be deemed given on the date delivered or mailed in accordance with this paragraph.

20.	SEVERABILITY

Should any portion of this Agreement for any reason be held to be void in law or in equity, the Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein.

21.	GOVERNING LAW

The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of New York, or any of the applicable provisions of the Investment Company Act. To the extent that the laws of the State of New York, or any of the provisions in this Agreement, conflict with applicable provisions of the Investment Company Act, the latter shall control.

Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Investment Company Act shall be resolved by reference to such term or provision of the Investment Company Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC validly issued pursuant to the Investment Company Act. Specifically, the terms “vote of a majority of the outstanding voting securities,” “interested persons,” “assignment,” and “affiliated persons,” as used herein shall have the meanings assigned to them by Section 2(a) of the Investment Company Act. In addition, where the effect of a requirement of the Investment Company Act reflected in any provision of this Agreement is relaxed by a rule, regulation or order of the SEC, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers as of the date first mentioned above.

AXA EQUITABLE LIFE INSURANCE COMPANY

By:	/s/ STEVEN M. JOENK
Name:	Steven M. Joenk
Title:	Senior Vice President

FUND ASSET MANAGEMENT, L.P. by Princeton Services, Inc. its General Partner

By:	/s/ DANIEL J. DART
Name:	Daniel J. Dart
Title:	Managing Director

APPENDIX A

Portfolio	Annual Advisory Fee
AXA Enterprise Short Duration Bond Fund	0.10% of the Portfolio’s average daily net assets.